EXHIBIT 11

                              STARTER CORPORATION


Statement re: Computation of Net Loss Per Share
(in thousands, except per share data)


Net Loss per Share
                                              Three Months Ended                            Six Months Ended

                                   June 30, 1997         June 30, 1996         June 30, 1997         June 30, 1996
                                   -------------         -------------         -------------         -------------
Average shares outstanding           27,853,258            26,840,977            27,830,176            26,838,528

Net loss                            $    (4,655)          $    (3,224)          $    (7,817)          $    (5,199)
                                    ===========           ===========           ===========           ===========

Per share amount                    $      (.17)          $      (.12)          $      (.28)          $      (.19)
                                    ===========           ===========           ===========           ===========